AMENDMENT TO THE AMENDED
                      AND RESTATED ADMINISTRATION AGREEMENT

                  Amendment dated as of May 23, 2003 (the "Amendment") to the Amended and Restated Administration Agreement dated November 1, 2000 (the "Agreement") between Westcore Trust (the "Trust"), Denver Investment Advisors LLC ("DIA") and ALPS Mutual Funds Services, Inc. ("ALPS"), successor in interest to ALPS Distributors, Inc. (formerly known as ALPS Mutual Funds Services, Inc.). ALPS and DIA are also referred to together as "Co-Administrators."

                                   BACKGROUND

                  1. Section 2(a) of the Agreement currently provides that, subject to the direction and control of the Board of Trustees of the Trust, the Co-Administrators jointly and severally agree to assist in supervising various aspects of each Fund's (as defined in the Agreement) administrative operations including, among other things, under subsection (iii), compiling data for and preparing with respect to the Funds timely Semi-Annual Reports on Form N-SAR and, under subsection (vi), assisting "to the extent requested by the Trust" with the Trust's preparation of Annual and Semi-Annual Reports to Fund shareholders and Registration Statements for the Funds (on Form N-1A or any replacement therefor).

                  2.  The  Co-Administrators  prepare  the  Trust's  Annual  and
Semi-Annual Reports to Fund shareholders. In addition, under regulations approved by the Securities Exchange Commission on January 27, 2003, registered investment companies including the Trust must file new form N-CSR for fiscal periods ending on or after April 1, 2003. Moreover, the Trust may from time to time be required prepare and/or file other reports by the securities, investment, tax or other laws and regulations of the United States and the various states in which the Fund does business, including, without limitation, new Form N-PX.

                  3.  Accordingly,  the parties desire to amend the Agreement so that (a) subject to the supervision and control of the Board of Trustees of the Trust, the Co-Administrators will be jointly and severally responsible for the timely compilation of data for and the timely preparation (or supervision of preparation) of, with respect to the Funds, semi-annual reports on Form N-CSR, Annual and Semi-Annual Reports to Fund shareholders, and any other report or reports that are required from time to time by the securities, investment, tax or other laws and regulations of the United States and the various states in which the Fund does business and (b) the phrase "to the extent requested by the Trust" will be eliminated from Section 2(a)(vi) of the Agreement with respect to the preparation of the Trust's Annual and Semi-Annual Reports to Fund shareholders.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby amend the Agreement, pursuant to the terms thereof, as follows:

                  1. Amendment to Section 2(a). Section 2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

         (a) Subject to the direction and control of the Board of Trustees of the Trust, the Administrators jointly and severally agree to assist in supervising various aspects of each Fund's administrative operations including the performance of the following specific services for each
         Fund: (i) assist in maintaining office facilities (which may be in the offices of either of the Administrators or a corporate affiliate but shall be in such location as the Trust shall reasonably determine);
         (ii) furnish  clerical  services and  stationery  and office  supplies;
         (iii) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the 1940 Act and Annual and Semi-Annual Reports on Form N-SAR; (iv) coordinate execution and filing by the Trust of all federal and state tax returns and required tax filings other than those required to be made by the Trust's custodians and transfer agent; (v) prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; (vi) compile data for and prepare, with respect to the Funds, in a timely manner, Annual and Semi-Annual Reports to Fund shareholders and, to the extent requested by the Trust, timely assist with the Trust's preparation of Registration Statements for the Funds (on Form N-1A or any replacement therefor); (vii) monitor each Fund's expense accruals and pay all expenses on proper authorization from each Fund; (viii) monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time; (ix) maintain each Fund's fidelity bond as required by the 1940 Act; (x) monitor compliance with the policies and limitations of each Fund as set forth in the Trust's most recent Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto (collectively, the "Prospectus"), Code of Regulations and Declaration of Trust; (xi) compile data for and prepare (or supervise the preparation of), with respect to the Funds, in a timely manner, semi-annual reports on Form N-CSR and any other report or reports that are required from time to time by the securities, investment, tax or other laws and regulations of the United States and the various states in which the Trust does business; and (xii) generally assist in the Funds' operations.

                  2. Continuing Validity. The provisions of the Agreement shall remain in full force and effect as modified hereby.

                  3. Massachusetts Business Trust Legend. The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and bind only Westcore Trust's property, and all persons dealing with any class of shares of Westcore Trust must look solely to the property of Westcore Trust belonging to such class for the enforcement of any claims against Westcore Trust.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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



                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the day and year first above written.

                                   WESTCORE TRUST

                                   By:      ____________________________
                                            Name:
                                            Title:

                                   ALPS MUTUAL FUNDS SERVICES, INC.

                                   By:      _____________________________
                                            Name:
                                            Title:

                                   DENVER INVESTMENT ADVISORS LLC

                                   By:      _____________________________
                                            Name:
                                            Title:

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